INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Energous Corporation (f/k/a DvineWave Inc.) (a development stage company) (the “Company”) on Form S-8 of our report dated March 21, 2014, with respect to our audits of the financial statements of the Company as of December 31, 2013 and 2012 and for the year ended December 31, 2013, the period from October 30, 2012 (inception) through December 31, 2012 and the period from October 30, 2012 (inception) through December 31, 2013 appearing in the Registration Statement on Form S-1 of the Company filed with the Securities and Exchange Commission on March 27, 2014.

/s/ Marcum llp

Marcum llp

Melville, NY

May 28, 2014